Exhibit 10.1

CANTEL MEDICAL CORP.

ANNUAL INCENTIVE COMPENSATION PLAN

PERSONAL AND CONFIDENTIAL

ANNUAL INCENTIVE COMPENSATION PLAN

Purpose and Objectives

The purpose of the Incentive Compensation Plan (Plan) is to contribute to the motivation of key employees in accomplishing the Company’s goals.  The objectives of the Plan are as follows:

•                  Clearly communicate and reinforce strategic, operational and financial objectives.

•                  Provide a competitive incentive for achievement of corporate and divisional goals on both an individual and team basis.

•                  Establish an objective basis for determining annual awards.

Plan Definitions

Certain words or phrases used in this plan document are defined as follows:

•                  Award — An annual incentive compensation award.

•                  Base Salary — Base salary as of July 31st of the Plan Year (or a participant’s last day of employment with the Company if prior to July 31st), disregarding any reduction in the rate of base salary during the six-month period immediately preceding such date.

•                  Company — Cantel Medical Corp.

•                  Compensation Committee — a subgroup of the Company’s Board of Directors responsible for the following functions: (1) discharging the Board’s responsibilities relating to compensation of executive officers; (2) producing an annual report on executive compensation for inclusion in the proxy statement; and (3) design, maintenance and administration of the Company’s incentive plans.

•                  Plan Year — The period from August 1st — July 31st (fiscal year of Company).  The initial Plan Year is the fiscal year ending July 31, 2010.

•                  Target Award — An incentive compensation award to be earned by a participant based on achieving pre-determined financial objectives and other performance objectives during the Plan Year that represents payment at 100%.

Eligibility

All executive officers of the Company, the CEOs of the Company’s Medivators Inc., Mar Cor Purification, Inc. and Crosstex International, Inc. subsidiaries and other direct reports to the CEO of the Company and key employees who are approved by the Compensation Committee are eligible for Awards under this Plan.  New hires/promotions are eligible for a pro-rated Award. Participation will be based on a position’s level and ability to influence the long term performance of the Company.  Participants are identified by title and recommended by the CEO of Cantel Medical Corp., subject to the approval of the Compensation Committee.

Administration

The Compensation Committee has ultimate authority over the Plan, is responsible for approving the Plan and may alter any provision of the Plan or terminate the Plan at any time subject to the terms of the Plan herein. The Compensation Committee will directly administer the Plan with respect to all participants.  Specific responsibilities of the Committee include:

•                  Approving the performance objectives, targets and ranges

•                  Determining incentive compensation award percentages

•                  Approving incentive compensation awards

The CEO of the Company will make recommendations to the Compensation Committee and resolve questions regarding the interpretation of the Plan.

Prior to the commencement of each new Plan Year or within seventy-five (75) days thereafter, the Compensation Committee shall approve and adopt specific performance targets and target award levels for Plan participants for such Year, which shall be based on the attainment of specified levels of one or any combination of the following: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return or economic value added of the Company or the subsidiary or division of the Company for or within which the participant is primarily employed. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable subsidiary) under one or more of the measures described above relative to the performance of other corporations.

Target Award Levels

The target incentive awards for each eligible position (by category) are expressed as a percentage of Base Salary as follows:

ELIGIBLE POSITION	TARGET INCENTIVE AWARD
CEO	90% – 110%
President, COO	70% – 80%
Division CEO, Executive Vice President	50% – 60%
Senior Vice President	45% – 55%
Vice Presidents	25% – 40%

Notwithstanding the foregoing, Division CEOs will have 25% of their Bonus Target based on the annual Performance Target established for executives of Cantel Medical Corp.  The remaining 75% will be based on the annual performance target specific to the operations of such CEO’s division(s), which shall be established by the CEO of the Company in consultation with the Compensation Committee.

Awards will be determined as follows:

	COMPANY-WIDE EARNINGS	DIVISION EARNINGS OR OTHER TARGET
CORPORATE EXECUTIVES	100%	—
DIVISION CEOs	25%	75%

Payout Ranges

Payout ranges are based upon levels of achievement of the targets and are expressed as a percentage of the Target Award as follows:

	MINIMUM	TARGET MET	MAXIMUM
Financial Objective	50%	100%	200%

Determination of Awards

To maintain a focus on increasing shareholder value and driving superior financial performance, awards under this Plan will be based on the achievement of targets relating to the Company’s earnings, as measured by earnings per share or on such other performance criteria as may be established by the Compensation Committee for each Plan Year as described above under the heading “Administration.” Notwithstanding the specific performance criteria established, in making a determination as to whether or not such criteria was satisfied and the extent to which a bonus should be awarded, the Compensation Committee shall take into consideration factors such as unanticipated taxes, acquisition costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee in its discretion.

Distribution of Awards

Awards under the Plan are to be paid to eligible participants in cash as soon as financial performance is finalized and individual performance has been assessed, but in no case later than October 15th.

Subject to the terms of a participant’s employment, severance or other written compensation agreement with the Company and the provisions of the following paragraph, a participant must be actively employed by the Company on the date the Award is paid to receive the Award.  Participants hired or promoted to an eligible position for participation in the Plan during the Plan Year may receive a pro-rated Award (based on time in the eligible position during the Plan Year) subject to the approval of the Compensation Committee.

In the event the employment of a participant is terminated due to death, disability, or Retirement (as defined below) prior to the payment date for such Award, the participant will be entitled to receive the Award (in whole or on a pro rata basis for the period employed, as applicable) that would have been earned if the participant’s employment had continued through the next Award payment date, subject to the approval of the Compensation Committee.  “Retirement” means the termination by a Participant of his or her employment with the Company (other than as a result of death or disability) on or after (a) the participant’s 60th birthday if the Participant has completed at least fifteen (15) years of service with the Company or any of its subsidiaries, or (b) the Participant’s 65th birthday if the participant has completed at least ten (10) years of service with the Company or any of its subsidiaries.

General Provisions

Limitations on Vested Interest

It is understood that the Awards hereunder are within the sole discretion of the Company.  No participant has any vested interest in an Award under the Plan until such Award has been approved by the Compensation Committee.

Participants may be deleted from the Plan at the beginning of each Plan Year at the sole discretion of the Compensation Committee by giving written notice to such participants at least thirty (30) days prior to the commencement of the Plan Year. New participants may be added to the Plan at any time at the sole discretion of the Compensation Committee.

Notwithstanding anything in the Plan to the contrary, at the sole discretion of the Compensation Committee, a participant may be deleted from the Plan or a participant’s Award may be reduced due to substantiated poor individual performance or misconduct. The Compensation Committee intends to provide written notice to such participant promptly following its knowledge or determination of poor individual performance or misconduct and give the participant an opportunity to dispute or explain his performance or misconduct and, to the extent practical, correct any correctible poor performance; provided, however, that the failure to provide such notice shall not affect the Committee’s rights under this paragraph.

Employment Rights

The Plan does not give any employee the right to be retained in the employ of the Company.  Specifically, the Plan does not create an employment contract for the Plan Year or any part thereof.

Participation in Other Plans

Participation in the Plan shall neither be deemed to limit a participant’s rights under any other compensation or benefit plan maintained by the Company that covers such participant nor to entitle a participant to benefits under any other compensation or benefit plan maintained by the Company.

Non-Assignment

Incentive compensation payments may not be pledged, assigned or transferred for any reason other than in connection with the death of a participant.

Construction

This Plan and the Company’s other cash or equity incentive compensation plans, employee benefit plans or programs, the Company’s 2006 Equity Incentive Plan and any successor thereto (the “Equity Plan”) and the agreements issued thereunder and any employment or severance agreement that covers the participant (collectively, “Benefit Plans”) shall be construed in a consistent manner.  In the event of conflict between the terms and conditions of this Plan and any of the Benefit Plans as they relate to the participant and any particular payment or Award hereunder, the order of precedence shall be as follows: (i) any Benefit Plan that constitutes an employment or severance agreement; (ii) this Plan; (iii) any other Benefit Plan that constitutes an annual or long term incentive plan; (iv) the Equity Plan; and (v) any agreement issued under the Equity  Plan; provided, however, that no effect shall be given to any provision of this Plan that conflicts with any provision of the Equity Plan if and to the extent that such conflicting provision could not have been approved by the Company’s Board of Directors as an amendment to the Equity Plan pursuant to Section 14(a) of the 2006 Equity Incentive Plan (or any corresponding provision of any successor Equity Plan) without stockholder approval or the consent of the relevant participant, unless and until such approval or consent has been obtained.

Withholding

Any taxes required to be withheld by Federal, State or Local Regulations will be deducted from incentive compensation payments hereunder.

Discontinuance, Suspension or Amendment of the Plan

The Company, with the approval of the Compensation Committee, may discontinue or suspend the Plan at any time, or amend the Plan in any respect.  The Company may review the Plan and its administration at any time to determine whether the objectives of the Plan continue to be met.